   As filed with the Securities and Exchange Commission on August 18, 2000.

                                               Registration No. 333-____________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                _______________

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                ---------------
                             COVALENT GROUP, INC.
              (Exact Name of Registrant as Specified in Charter)

                Nevada                          56-1668867
     (State or Other Jurisdiction            (I.R.S. Employer
          of Incorporation or                 Identification
              Organization)                       Number)


                        One Glenhardie Corporate Center
                         1275 Drummers Lane, Suite 100
                           Wayne, Pennsylvania 19087
                                 (610) 975-9533
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                            Kenneth M. Borow, M.D.
                            Chief Executive Officer
                             Covalent Group, Inc.
                        One Glenhardie Corporate Center
                         1275 Drummers Lane, Suite 100
                           Wayne, Pennsylvania 19087
                                (610) 975-9533
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)
                                _______________
                                WITH A COPY TO:

                           Jeffery P. Libson, Esquire
                              Pepper Hamilton LLP
                        1235 Westlakes Drive, Suite 400
                        Berwyn, Pennsylvania 19312-2401
                                (610) 640-7800
                                _______________
     Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of this Registration Statement.
                                _______________
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                              Proposed       Proposed
      Title of                                Maximum        Maximum
     Securities         Amount of Shares      Offering      Aggregate      Amount of
        To Be                 To Be          Price Per       Offering     Registration
     Registered           Registered(1)        Share          Price           Fee
---------------------  -------------------  ------------  --------------  ------------

Common Stock, $.001           6,365,500        $2.875(2)  $18,300,812(2)        $4,831
 par value per share


======================================================================================

        (1) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.
        (2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on a share price of $2.875, the average of the high and low prices per share of the Registrant's common stock as reported on the Nasdaq SmallCap Market on August 15, 2000.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS



                                                   Page
                                                   ----

PROSPECTUS SUMMARY...............................     5
FORWARD LOOKING STATEMENTS.......................     5
RISK FACTORS.....................................     6
USE OF PROCEEDS..................................    10
SELLING STOCKHOLDERS.............................    10
PLAN OF DISTRIBUTION.............................    13
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..    15
WHERE YOU CAN FIND MORE INFORMATION..............    16
LEGAL MATTERS AND EXPERTS........................    16
INDEMNIFICATION..................................    16

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares.

                 SUBJECT TO COMPLETION, DATED AUGUST 18, 2000


                                  PROSPECTUS


                             COVALENT GROUP, INC.

                               6,365,500 Shares
                                      of
                                 Common Stock

     This prospectus relates to resales of common stock and shares of common stock underlying warrants that we issued and sold to the selling stockholders listed on page 10. The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     We will not receive any proceeds from the sale of the shares by the selling stockholders.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "CVGR." On August 15, 2000, the last sale price for the common stock was $3.00 per share.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Investing in our common stock involves risks. You should carefully consider the "Risk Factors" beginning on page 6 of this prospectus before you decide to invest.



                The date of this prospectus is ________, 2000.

                              PROSPECTUS SUMMARY

     This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully.

                             Covalent Group, Inc.

     We are a total research management organization that designs and manages clinical trials in the drug and device development process and with associated cost containment and quality of care components. We specialize in drug development consultation services with full service contract research organization capabilities provided to major customer groups such as pharmaceutical companies, managed care organizations, insurers and employers. We offer a full array of integrated services including study design, clinical trial monitoring and management, data management, biostatistical analysis and regulatory affairs services. Our business is structured to deliver customized high quality solutions to our Fortune 500 and other clients. In addition, we developed several proprietary products utilizing interactive speech recognition technology that significantly improves the efficiency of conducting clinical trials, including Teletrial(R) and Virtual HouseCall(R), a disease assessment system.

     Our principal executive and administrative offices are located at One Glenhardie Corporate Center, 1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19087, telephone: (610) 975-9533. Information contained on our Web site at www.covalentgroup.com does not constitute part of this prospectus.

                                 The Offering

Common stock offered by the selling stockholders...................    6,365,500

Common stock to be outstanding after the offering..................   12,174,577

Nasdaq SmallCap National Market symbol.............................       "CVGR"

The amount of common stock to be outstanding after the offering is based on 12,174,577 shares of common stock outstanding on August 1, 2000.

                           FORWARD LOOKING STATEMENTS

     Some statements in this prospectus and the documents incorporated in it by reference contain forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "anticipate" or other similar words. You should read statements that contain these words carefully. They discuss our future expectations, contain projections concerning our future results of operations or our financial conditions or state other forward-looking information, and may involve known and unknown risks over which we have no control. We cannot guarantee any future results, level of activity, performance or achievements. Moreover, we assume no obligation to update forward-looking statements or update the reasons why actual results could differ materially from those anticipated in forward-looking statements. The factors discussed in the section captioned "Risk Factors," and elsewhere in this prospectus and the documents incorporated in it by reference identify important factors that may cause our actual results to differ materially from the expectations we described in our forward-looking statements.

                                 RISK FACTORS

     This section highlights specific risks with respect to an investment in our business. Investing in our common stock involves a high degree of risk. Purchasing our common stock is very risky and you should be able to bear the complete loss of your investment. We also caution you that this prospectus includes forward-looking statements that are based on management's beliefs and assumptions and on information currently available to management. You should carefully consider the risks described below and the other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our customers are concentrated and the loss of one of our largest customers could cause our revenues to drop quickly and unexpectedly.

     Several of our clients account for a significant percentage of our revenues. For the year ended December 31, 1999, revenues from our four largest clients amounted to approximately 25%, 25%, 21% and 18% respectively, (or 89% in the aggregate) of our total revenues; for the year ended December 31, 1998, revenues from our four largest clients amounted to approximately 24%, 22%, 16%, and 12% respectively (or 74% in the aggregate) of our total revenues; for the year ended December 31, 1997, revenues from our four largest clients amounted to approximately 21%, 20%, 19% and 15% respectively (or 75% in the aggregate) of our total revenues. The loss of business from any of these major clients or failure of us to continue to obtain new business would have a material adverse effect on our business and revenues.

     Our revenues are highly dependent on research and development expenditures by the pharmaceutical industry. Decreases in these expenditures, including decreases resulting from an economic downturn in this industry or from mergers or other consolidations, could have a material adverse effect on us. Additionally, we have benefited from the trend in the pharmaceutical industry to outsource an increasing percentage of their clinical trial projects. A reversal of this trend would have a material adverse effect on our business and revenues.

The loss or delay of large contracts would materially hurt our revenues and our business.

     Most of our service contracts are terminable without cause by our client with 30 days prior notice. Our clients may terminate or delay contracts for a variety of reasons, including:

    . the failure of drugs being tested to meet safety requirements; . unexpected or undesired clinical results of the product;
    .  the client's decision to forego a particular study;
    . insufficient patient enrollment or investigator recruitment; or . production problems resulting in shortages of the drug.

     We believe that several factors, including increased cost containment pressures associated with healthcare reform, have caused pharmaceutical companies to apply more stringent criteria to the decision to proceed with clinical trials and therefore may result in a greater willingness of these companies to cancel contracts. The loss or delay of a large contract would have a material adverse effect on our business, results of operations and financial condition.

Intense competition and increasing consolidation in the contract research industry could create stronger competitors and result in the loss of our customers.

     We compete against in-house departments of pharmaceutical companies and against other contract research organizations, most of which possess substantially greater capital, technical and other resources than we have. Contract research organizations generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large scale trials, database management capabilities, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the effectiveness of contract research and price. Our failure to compete effectively in any one or more of these areas could have a material adverse effect on our business, results of operations and financial condition.

     The contract research organization industry is highly fragmented with several hundred contract research organizations ranging from small, limited service providers to full service contract research organizations with global drug development operations. However, the industry is consolidating. This consolidation is due, in part, to the decision by pharmaceutical companies to contract with fewer contract research organizations, to streamline the outsourcing process by entering into preferred provider relationships with a few contract research organizations or awarding a smaller number of large contracts to qualified contract research organizations. This trend is likely to increase competition among the larger contract research organizations and may lead to price erosion and other forms of competition that could have a material adverse effect on our business, results of operations and financial condition.

Failure to Manage Our Growth May Seriously Harm Our Ability to Provide Services In a Timely Manner and Attract and Retain New Customers

     Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. The potential for additional growth is particularly significant in light of the frequent need to tailor our products and services to our customers' unique needs. To the extent we add several customers simultaneously or add customers whose needs require extensive customization, we may need to significantly expand our operations.

     Anticipated additional growth will place a significant strain on our limited personnel, financial and other resources. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to implement additional management information systems, to further develop our operating, administrative, financial and accounting systems and controls, to hire additional personnel, to develop additional levels of management within the corporation and to maintain close coordination among our development, accounting, finance, sales and marketing, customer service and support organizations. Failure to accomplish any of these requirements would seriously harm our ability to deliver products in a timely fashion, fulfill existing customer commitments and attract and retain new customers.

Our Quarterly Operating Results are Volatile and May Cause Our Stock Price to Fluctuate

     Our quarterly operating results have been and will be subject to volatility due to factors such as the commencement, delay, completion or cancellation of significant contracts and the mix of contracted services. Because a large portion of our operating costs are fixed, variations in the timing and progress of large contracts or of multiple contracts can have a material effect on our quarterly results. We believe that quarter-to quarter comparisons of operating results may not be a good indication of our future performance, nor would operating results for any particular quarter be indicative of future operating results. In some future quarters, operating results may be below the expectations of the public market analysts and investors. In such event, the price of our common stock may decrease.

We Are Exposed to Potential Liability From Conducting Clinical Trials

     Clinical research services involve the testing of new drugs on human volunteers pursuant to a study protocol that has been approved by an impartial review board composed of medical and non-medical members. Such testing involves risk of liability for personal injury or death to patients due to, among other reasons, possible unforeseen adverse side effects or improper administration of a new drug. Many of these patients are already seriously ill and are at risk of further illness or death. While we are not aware of any event which would likely have a material adverse impact on our financial condition, we could be materially and adversely affected if we were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or our insurance coverage, or if the indemnity, although applicable, is not performed in accordance with its terms or if our liability exceeds the amount of applicable insurance. Additionally, there can be no assurance that such insurance coverage will continue to be available on terms acceptable to us.

Changes in Government Regulation of the Pharmaceutical Industry Could Decrease Our Business Opportunities

     Our business depends on strict regulation of the drug development process by the federal government. Changes in regulations, including a relaxation in regulatory standards or the introduction of streamlined drug approval procedures, could materially adversely affect the demand for our services. Furthermore, our failure to comply with current regulations regarding conduct of a clinical trial could result in termination of ongoing research or disqualification of data for submission to regulatory authorities.

Changes in the Healthcare Industry Could Decrease Our Business Opportunities

     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical industry. Implementation of comprehensive or incremental government healthcare reform, as well as industry wide healthcare containment pressures, may adversely affect research and development expenditures by pharmaceutical companies, which could decrease the business available to the contract research organization industry. We are unable to predict the likelihood of healthcare legislation being enacted or the effects such legislation would have on us.

Our executive officers, directors and principal stockholders and their affiliates own a large percentage of our voting stock and have the ability to make decisions that could adversely affect our stock price.

     Our officers, directors and greater-than five percent stockholders (and their affiliates), in the aggregate, beneficially own more than 61% of our outstanding common stock. These persons, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control management and affairs. Pursuant to a voting agreement, substantially all of the selling securityholders have agreed to vote their shares in the same manner as Covalent Partners LLC. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, which in turn could materially adversely affect the price of our common stock.

Failure to Maintain NASDAQ Smallcap Market Maintenance Criteria Could Negatively Impact the Liquidity and Market Price of Our Common Stock.

     Our common stock began trading on the Nasdaq SmallCap Market in December 1997. The Nasdaq SmallCap Market imposes continued listing requirements on all securities listed on this market. These requirements include, among other things, that we maintain net tangible assets of $2 million or more, or market capitalization of $35 million or more, or net income in the latest fiscal year or two of our last three fiscal years of $500,000 or more. In addition, the Nasdaq SmallCap Market requires that the shares listed maintain a minimum bid price of $1.00 per share. While we presently believe that we meet all of the Nasdaq SmallCap continued listing requirements, we cannot be certain that we will continue to meet such requirements in the foreseeable future. Accordingly, we run the risk of having our common stock delisted from the Nasdaq SmallCap Market if we fail to continue to meet the quantitative and qualitative continued listing standards. If a delisting were to occur, our common stock would be traded in the over-the-counter market.

The Potential For Our Common Stock Shares to Become a "Penny Stock" May Affect its liquidity.

     Under Securities and Exchange Commission rules, stocks not traded on an exchange or the Nasdaq market that trade for less than $5.00 per share may come under the penny stock rules which require, among other things, that broker dealers, in advance of any transactions in such stock, furnish to the customer a detailed disclosure document and obtain from the customer a signed acknowledgement of receipt of such document. Additional detailed information about the penny stock transactions by the broker dealer engaged in on behalf of the customer must also be supplied after such transaction. The penny stock rules, while designed to protect investors, may have the effect of causing the market for such stocks to become less liquid due to the increased administrative burden imposed upon the broker associated with trading in such securities.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

     Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. Our anticipated growth will require additional expertise and the addition of new qualified personnel. We will face intense competition in recruiting these persons. We may not be able to attract and retain qualified personnel to develop our sales and marketing forces. There is intense competition for qualified personnel in the contract research field. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would harm our clinical development trails and our business. We do not maintain key man life insurance on any of our employees.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax, legal services or other expenses incurred by the selling stockholders in disposing of their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

                             SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of the shares of common stock by the selling stockholder as of August 14, 2000. The selling stockholders acquired beneficial ownership of the shares listed below either through (1) the satisfaction of promissory notes issued by Covalent Partners, LLC to selling stockholders in connection with the acquisition by Covalent Partners, LLC of the common stock held by Mr. Bruce LaMont, our former President, Chief Executive Officer and majority stockholder or (2) the exercise of warrants previously issued by us to some of the selling stockholders. The information regarding the selling stockholders' beneficial ownership after this offering assumes that all of the shares of the commons stock offered by the selling stockholders through this prospectus are actually sold. None of the selling stockholders has held a position or office with, or has otherwise had a material relationship with us, within the past thee years. The presentation is based on 12,174,577 shares of our common stock outstanding as of August 1, 2000:

                                                     Shares                                    Shares
                                               Beneficially Owned                        Beneficially Owned
                                                Prior to Offering         Number of        After Offering
                                            -------------------------      Shares        -------------------
Name of Selling Stockholder                    Number     Percentage     Being Offered    Number    Percent
------------------------------------------  ------------  -----------  ----------------  --------  ---------
Dr. Richard D. Propper                      6,666,100(1)        54.8%       704,000       651,000(2)    3.7%
Michael Chermak                             6,275,000(3)        51.5        550,163       254,500(2)     *
Hassan Nemazee                              1,006,600(4)         8.3        500,000         6,600        *
Berkshire International Finance, Inc.         200,000(5)         1.6        200,000            --        --
Covalent Partners LLC                       6,219,500(6)        51.0      1,486,587       204,000        --
Bedford Oak Partners, L.P.                    681,642            5.5        671,642        10,000        *
Acorn Technology Fund                         600,000            4.9        600,000            --        --
Thomas Hodapp                                 500,000            4.1        500,000            --        --
Houston Ventures, Inc.                        500,000            4.1        500,000            --        --
S&F Consulting, Inc.                          150,000(7)         1.2        150,000            --        --
Montpellier International LDC                 134,328            1.1        134,328            --        --
Maxwell H. Gluck Foundation                   111,940             *         111,940            --        --
Gerry Beemiller                                50,000             *          50,000
David Smith                                    46,642             *          46,642            --        --
Emerald International                          39,179             *          39,179            --        --
Ashish Vibhakar                                33,333             *          33,333            --        --
U.S. Equity Portfolio LP                       27,985             *          27,985            --        --
United Congregation Mesorah                    22,388             *          22,388            --        --
Interim Advantage Fund, LLC                    18,657             *          18,657            --        --
Contra VC, LLC                                 18,656             *          18,656            --        --

________________________
*        Represents less than 1% of our outstanding common stock.

(1) Includes 6,219,500 shares beneficially owned by Covalent Partners, LLC of which Dr. Propper is a member and a manager.
(2) Includes 204,000 shares beneficially owned by Covalent Partners, LLC of which Dr. Propper and Mr. Chermak are members and managers.
(3) Includes 6,219,500 shares beneficially owned by Covalent Partners, LLC of which Mr. Chermak is a member and a manager.
(4) Includes 500,000 shares held by Houston Ventures, Inc. of which Mr. Nemazee, through various entities, is a majority stockholder and 6,600 shares held in the names of three of Mr. Nezamee's children for which Mr. Nemazee is a custodian under the New York Uniform Gift to Minors Act.
(5) Represents shares of common stock underlying a warrant containing registration rights issued on June 20, 1996 exercisable for 5 years at an exercise price of $2.75 per share.
(6) Includes 1,254,163 shares held by its managing members, Dr. Propper, Mr. Chermak and Salman J. Chaudhry over which Covalent Partners LLC shares voting and dispositive power, as well as 3,274,750 shares held by the selling stockholders over which Covalent Partners LLC shares voting power pursuant to stockholders agreements described below.

(7) Includes 100,000 shares underlying a warrant containing registration rights issued on May 8, 1996 exercisable for 5 years at an exercise price of $5.25 per share and 50,000 shares underlying a warrant containing registration rights issued on June 20, 1996 exercisable for 5 years at an exercise price of $2.75 per share.

     Covalent Partners, LLC was formed for the purpose of acquiring Bruce LaMont's entire holdings of our common stock in order to acquire a controlling interest in us. Mr. LaMont formerly was our President and Chief Executive Officer and majority stockholder. Covalent Partners, LLC obtained funds to purchase a majority of Mr. LaMont's shares through promissory notes issued to the following selling stockholders:

     1)  Acorn Technology Fund, in the amount of $1,800,000;
     2)  Bedford Oak Partners, L.P., in the amount $1,800,000;
     3)  Thomas Hodapp, in the amount of $1,500,000;
     4)  Hassan Nemazee, in the amount of $1,125,000;
     5)  Houston Ventures, Inc., in the amount of $1,125,000;
     6)  Montpellier International LDC, in the amount of $360,000;
     7)  Maxwell H. Gluck Foundation, in the amount of $300,000;
     8)  Gerry Beemiller, in the amount of $150,000;
     9)  David Smith, in the amount of $225,000;
     10)  Emerald International, in the amount of $105,000;
     11)  Ashish Vibhakar, in the amount of $100,000;
     12)  U.S. Equity Portfolio LP, in the amount of $75,000;
     13)  United Congregation Mesorah, in the amount of $60,000;
     14)  Interim Advantage Fund, LLC, in the amount of $50,000; and
     15)  Contra VC, LLC, in the amount of $50,000.

     Pursuant to the terms of the promissory notes, Covalent Partners, LLC discharged the notes in exchange for the shares of our common stock being offered and sold in this prospectus. In satisfaction of the notes, Covalent Partners, LLC delivered to the selling stockholders listed above shares of our common stock in the following amounts:

     1)  Bedford Oak Partners, L.P., in the amount 600,000 shares;
     2)  Acorn Technology Fund, in the amount of 600,000 shares;
     3)  Thomas Hodapp, in the amount of 500,000 shares;
     4)  Hassan Nemazee, in the amount of 500,000 shares;
     5)  Houston Ventures, Inc., in the amount of 500,000 shares;
     6)  Montpellier International LDC, in the amount of 120,000 shares;
     7)  Maxwell H. Gluck Foundation, in the amount of 100,000 shares;
     8)  Gerry Beemiller, in the amount of 50,000 shares;
     9)  David Smith, in the amount of 41,667shares;
     10)  Emerald International, in the amount of 35,000 shares;
     11)  Ashish Vibhakar, in the amount of 33,333 shares;
     12)  U.S. Equity Portfolio LP, in the amount of 25,000 shares; and
     13)  United Congregation Mesorah, in the amount of 20,000 shares.
     14)  Interim Advantage Fund, LLC, in the amount of 16,667; and
     15)  Contra VC, LLC, in the amount of 16,666.

     Covalent Partners, LLC and each of the selling stockholders other than Berkshire International Finance, Inc. and S&F Consulting, Inc. entered into a stockholder agreement, under which Covalent Partners, LLC agreed to cause us to file a registration statement under the Securities Act covering the registration of the resale of all of the above shares of our common stock. In addition, under the stockholder agreement, each of the selling stockholders listed above, with the exception of Berkshire International Finance, Inc., S&F

Consulting, Inc., Hassan Nemazee and Houston Ventures, Inc., has agreed to vote all of such stockholder's shares of common stock in accordance with those voted by Covalent Partners, LLC. If Covalent Partners, LLC ceases to operate as an entity during the term of the stockholder agreement, each of the selling stockholders listed above, with the exception of Berkshire International Finance, Inc., S&F Consulting, Inc., Hassan Nernazee and Houston Ventures, Inc., has agreed to vote all of such stockholder's shares of common stock in accordance with those voted by Dr. Richard D. Propper. The agreement to vote their shares of common stock in accordance with those voted by Covalent Partners, LLC or Dr. Richard D. Propper terminates immediately prior to a lawful sale of the shares in the public market; upon the occurrence of a change in control as defined in the stockholder agreement; upon the termination of the stockholder agreement or ten years from the date of the stockholder agreement. The stockholders agreement also contains certain co-sale rights which permit Covalent Partners, LLC and each of the selling stockholders listed above, with the exception of Dr. Richard D. Propper, Berkshire International Finance, Inc. and S&F Consulting, Inc., to transfer such stockholder's shares of common stock to a third party, provided that the non-selling stockholders may include a proportionate amount of their shares of common stock in such sale under the same terms and conditions as the original selling stockholder. The selling stockholders are not afforded these co-sale rights in the event of a sale by Hassan Nemazee and Houston Ventures, Inc.


                              PLAN OF DISTRIBUTION

  We are registering the shares on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees, pledgees, transferees or other successors in interest (including, without limitation, corporate or partnership distributees of the selling stockholders which are privately held corporations or partnerships) selling shares received from a named selling stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq national market or on any other market on which our shares may then be trading, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or underwriters. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders have also advised us that no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling stockholders, however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

  The selling stockholders may effect sales by selling shares directly to purchasers or to or through broker-dealers which may act as agents or principals. These broker-dealers and underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom the broker-dealers and underwriters may act as agents or to whom they sell as principal, or both. This compensation to a particular broker-dealer or underwriter might be in excess of customary commissions.

  The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

  The selling stockholders and any broker-dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or underwriters and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

  Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

  Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

  All or any part of the shares offered hereby may or may not be sold by the selling stockholders.

  After being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act.

  Pursuant to the registration rights agreement between us and certain selling stockholders, certain selling stockholders have agreed to (i) not to effect any offer or sales of our common stock in any manner other than as specified in this prospectus and (ii) to inform us of any sale of their shares at least three business days prior to such sale.

  We have agreed, subject to certain limitations set forth in the registration rights agreements governing the registration rights of some of the selling stockholders, to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) the date on which all of the Registrable Securities have been sold pursuant to any Registration Statement, whether filed pursuant to the registration rights agreements or otherwise; (ii) the first date on which public sale of all of the Registrable Securities held by each selling stockholder is permitted to be made in any period of 90 days pursuant to Rule 144 or any other rule or regulation permitting public sale without registration under the 1933 Act (in any case, as amended or supplemented, or an successors thereto); and (iii) January 15, 2002.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means we can satisfy our legal obligations to disclose important information contained in those documents by referring you to them. The information included in the following documents is incorporated by reference and is considered part of this prospectus. More recent information that we file with the Securities and Exchange Commission automatically updates and supersedes any inconsistent information contained in prior filings.

     The documents listed below have been filed under the Exchange Act with the Securities and Exchange Commission and are incorporated by reference:

        (a) Our annual report on Form 10-KSB for the fiscal year ended December 31, 1999;

        (b) Our quarterly reports on Form 10-QSB for the quarters ended March 31, 2000 and June 30, 2000;

        (c) Our definitive proxy statement, as amended, relating to our 2000 annual meeting of stockholders filed on May 10, 2000;

        (d) Our current reports on Form 8-K filed on November 30, 1999 and February 7, 2000; and

        (e) The description of our common stock contained in the our registration statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

  We also incorporate by reference all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the shares of common stock under this prospectus is completed. You may request a copy of these filings, at no cost, by writing or telephoning us at Covalent Group, Inc. One Glenhardie Corporate Center, 1275 Drummers Lane, Suite 100, Wayne, Pennsylvania, 19087, attn: Secretary, telephone: (610) 975-9533.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission registering the shares of our common stock that are being offered by this prospectus. This prospectus is a part of the registration statement and, as the Securities and Exchange Commission rules permit, does not contain all of the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511). In addition, registration statements and certain other filings made with the Securities and Exchange Commission through its "EDGAR" system are publicly available through the Securities and Exchange Commission's Web site on the Internet located at http://www.sec.gov. This registration statement, including all exhibits, has been filed with the Securities and Exchange Commission through EDGAR. Reports, proxy and information statements and other information concerning us can be inspected at the offices of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

                           LEGAL MATTERS AND EXPERTS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Pepper Hamilton LLP, Berwyn, Pennsylvania.

     The financial statements incorporated into this prospectus by reference to our annual report on Form 10-KSB, for the fiscal year ended December 31, 1999 audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                INDEMNIFICATION

     Section 12 of our bylaws states that we will indemnify and hold harmless all our officers and directors from and against liability and litigation expense, including reasonable attorney's fees, arising out of their status as such or their activities in any of their capacities as our officers or directors. Such liability could arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing bylaw provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     SEC registration fee....................................  $ 4,831
     Printing fees...........................................  $ 3,000
     Legal fees and expenses*................................  $12,000
     Accounting fees and expenses*...........................  $ 2,500
     Miscellaneous fees and expenses*........................  $ 2,000

          TOTAL..............................................  $24,331

* Represents the Registrant's estimate of such expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Nevada General Corporation Law requires the Registrant to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal or administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

     The Registrant's bylaws provide that the Registrant shall indemnify and hold harmless all officers and directors from and against liability and litigation expense, including reasonable attorneys' fees, arising out of their status as such and of their activities in any of their capacities as officers or directors.

     Moreover, the Registrant's bylaws provide that the Registrant may advance expenses in defending any civil or criminal action prior to its final disposition if the stockholders authorize it in a particular case and if the person for whose benefit such expenses are paid shall agree to repay the corporation unless it shall be ultimately determined that he is entitled to be indemnified by the Registrant.

     The directors and officers of the Registrant and its subsidiaries are covered by policies of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. The Registrant is similarly insured, with respect to certain payments it might be required to make to its directors or officers under applicable statutes and its charter provisions.

Item 16. Exhibits

          Exhibit No.  Description
          -----------  -----------

          5            Opinion of Pepper Hamilton LLP.

          10.1* Stock Purchase Warrant Agreement between the Registrant and Berkshire International Finance, Inc. dated June 20, 1996 .

         10.2 * Stock Purchase Warrant Agreement between the Registrant and S&F Consulting, Inc. dated June 20, 1996.

         10.3 * Stock Purchase Warrant Agreement between the Registrant and S&F Consulting, Inc. dated May 8, 1996.

         10.4 ** Stock Purchase Option Agreement between Bruce LaMont and Covalent Partners, LLC dated November 1, 1999.

         10.5 **       Form of Promissory Note.

         10.6 Form of Registration Rights Agreement by and among Covalent Partners LLC and the selling security holders dated January 20, 2000.

         23.1          Consent of Arthur Andersen LLP.

         23.2          Consent of Pepper Hamilton LLP (included as part of
                       Exhibit 5).

         99.1*** Form of Stockholder Agreement among selling securityholders.


* Incorporated by reference from the Registrant's Registration Statement on Form S-3, as amended, filed on July 15, 1998 (filed as Exhibits 4.1, 4.2 and 4.3, respectively).

** Incorporated by reference from the Registrant's Current Report on Form 8-K filed February 7, 2000 (filed as Exhibits 99.4 and 99.5, respectively)

*** Incorporated by reference from the Schedule 13D of Covalent Partners LLC dated June 14, 2000 (filed as Exhibit 99.9).

Item 17. Undertakings

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) To include any prospectus required by Section 10(a)(3) the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increases or decreases in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i); and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on August 18, 2000.

                                    COVALENT GROUP, INC.


                                    By: /s/ Kenneth M. Borow, M.D.
                                       ---------------------------
                                      Kenneth M. Borow, M.D.,
                                      Chief Executive Officer

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Kenneth M. Borow, M.D. or William K. Robinson, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-3 and any registration statement to which the prospectus contained herein relates and any registration statement filed under Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 18, 2000               /s/ Kenneth M. Borow, M.D.
                                 --------------------------
                                 Kenneth M. Borow, M.D.,
                                 Chief Executive Officer


Date: August 18, 2000            /s/ William K. Robinson
                                 -----------------------
                                 William K. Robinson,
                                 Chief Financial Officer and Director


Date: August 18, 2000            /s/ Anthony Cerami, Ph.D
                                 ------------------------
                                 Anthony Cerami, Ph.D., Director


Date: August 18, 2000            /s/ Donald C. Holdsworth
                                 ------------------------
                                 Donald C. Holdsworth, Director


Date: August 18, 2000            /s/ Stephen E. Sallan, M.D.
                                 ---------------------------
                                 Stephen E. Sallan, M.D., Director



                                 Exhibit Index


          Exhibit No.        Description
          -----------        -----------

          5            Opinion of Pepper Hamilton LLP.

          10.1* Stock Purchase Warrant Agreement between the Registrant and Berkshire International Finance, Inc. dated June 20, 1996.

          10.3 * Stock Purchase Warrant Agreement between the Registrant and S&F Consulting, Inc. dated June 20, 1996.

          10.3 * Stock Purchase Warrant Agreement between the Registrant and S&F Consulting, Inc. dated May 8, 1996.

          10.4 ** Stock Purchase Option Agreement between Bruce LaMont and Covalent Partners, LLC dated November 1, 1999.

          10.5 **      Form of Promissory Note.

          10.6 Registration Rights Agreement by and among Covalent Partners, LLC and each of the persons and entities listed on the Exhibit dated January 20, 2000.

          23.1         Consent of Arthur Andersen LLP.

          23.2         Consent of Pepper Hamilton LLP (included Exhibit 5).

          99.1***      Form of Stockholder Agreement among Selling
                       Securityholders.

* Incorporated by reference from the Registrant's Registration Statement on Form S-3, as amended, filed on July 15, 1998 (filed as Exhibits 4.1, 4.2 and 4.3, respectively).

** Incorporated by reference from the Registrant's Current Report on Form 8-K filed February 7, 2000 (filed as Exhibits 99.4 and 99.5, respectively)

*** Incorporated by reference from the Schedule 13D of Covalent Partners dated July 14, 2000 (filed as Exhibits 99.9)